Exhibit 99.1

NEWS RELEASE Contacts: G. Janelle Frost, EVP & CFO AMERISAFE, Inc. 337-463-9052 Ken Dennard, Managing Partner Karen Roan, Sr.VP
FOR IMMEDIATE RELEASE	DRG&L / 713-529-6600

AMERISAFE ANNOUNCES 2011 FIRST QUARTER RESULTS

DeRidder, LA – May 2, 2011 - AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of hazardous workers’ compensation insurance, today announced results for the first quarter ended March 31, 2011.

	Three Months Ended March 31,
	2011	2010	% Change
	(in thousands, except per share data)
Net premiums earned	$60,089	$55,058	9.1%
Net investment income	6,546	6,540	0.1%
Net realized gains on investments (pre-tax)	103	2,552	(96.0)%
Net income	6,627	11,277	(41.2)%
Diluted earnings per share	0.35	0.58	(39.7)%
Book value per share	18.05	16.49	9.5%
Net combined ratio	98.3%	91.5%
Return on average equity	8.1%	14.7%

Commenting on these results, Allen Bradley, AMERISAFE’s Chairman and Chief Executive Officer, stated, “We believe we are at an inflection point in the current pricing cycle. The recent results for the workers’ compensation line have dampened carrier interest. Nationally, loss experience continues at levels higher than historical averages, reflecting the impact of multi-year loss costs and rate reductions coupled with our nation’s difficult economic circumstances. At the same time, demand for the product is rising.”

Insurance Results

	Three Months Ended March 31,
	2011	2010	% Change
	(in thousands)
Gross premiums written	$71,359	$61,091	16.8%
Net premiums earned	60,089	55,058	9.1%
Loss and loss adjustment expenses incurred	44,176	37,627	17.4%
Underwriting and certain other operating costs, commissions and salaries and benefits	14,563	12,497	16.5%
Policyholder dividends	355	264	34.5%
Underwriting profit (pre-tax)	995	4,670	(78.7)%
Insurance Ratios:
Current accident year loss ratio	77.0%	72.5%
Prior accident year loss ratio	(3.5)%	(4.2)%

Net loss ratio	73.5%	68.3%
Net underwriting expense ratio	24.2%	22.7%
Net dividend ratio	0.6%	0.5%

Net combined ratio	98.3%	91.5%

•

Gross premiums written increased primarily due to less negative payroll audits and related premium adjustments for policies written in previous periods. These adjustments reduced premiums written by $0.1 million in the first quarter of 2011 compared to a reduction of $8.9 million in the first quarter of 2010. Additionally, voluntary premium for policies written during the quarter increased by 2.5% compared to prior year quarter. The Company completed its renewal rights and assumption agreement with Cooperative Mutual during the quarter which accounted for $4.0 million of gross premiums written.

•

During the quarter, the Company experienced favorable case development for prior accident years which reduced loss and loss adjustment expenses by $2.1 million. Accident years 2006, 2007 and 2008 primarily contributed to the favorable development while accident year 2010 experienced unfavorable development.

•

The underwriting expense ratio increased mainly as a result of lower experienced rated commission from our 2011 first layer reinsurance program. In the first quarter of 2011, experienced rated commission offset our underwriting expense ratio by 2.2 percentage points compared to 4.3 percentage points in the first quarter of 2010.

•

The effective tax rate for the quarter was 11.5% compared to 17.2% in the first quarter in 2010. The ratio of tax-free investment income to pre-tax income resulted in a drop in the effective tax rate from 2010.

Geoff Banta, President and Chief Operating Officer, noted, “We are very pleased with the increase in our gross premiums written in the first quarter, especially amid tightening of underwriting standards and pricing increases. Our top line is clearly benefiting from a positive swing in our audit premiums. In terms of losses, our experience over the past two accident years has been disappointing; that experience has deteriorated as a result of increasing claims duration and what we believe to be deficient loss costs. In the meantime, we remain focused on our underwriting standards, efficient claims handling and aggressive expense management, which this quarter produced a 98.3% combined ratio.”

Investment Results

	Three Months Ended March 31,
	2011	2010	% Change
	(in thousands)
Net investment income	6,546	6,540	0.1%
Net realized gains on investments (pre-tax)	103	2,552	(96.0)%
Pre-tax investment yield	3.2%	3.3%
Tax equivalent yield (1)	4.6%	4.7%

(1)	The tax equivalent yield is calculated using the effective interest rate and a 35% marginal tax rate.

•	The carrying value of AMERISAFE’s investment portfolio, including cash and cash equivalents, was $824.3 million and the fair value of the portfolio was $843.8 million at March 31, 2011.

Supplemental Information

In the first quarter of 2011, the Company repurchased 159,602 shares of its outstanding common stock at an average price of $17.98, including commissions. Since beginning its repurchase plan, the Company repurchased a total of 867,670 shares of its outstanding common stock for $15.0 million. As of March 31, 2011, there was $20.4 million remaining in the authorized plan.

	Three months ended March 31,
	2011	2010
	(in thousands, except share data)

Net income	$6,627	$11,277
Less: Net realized capital gains	103	2,552
Tax effect (1)	(1)	(1)

Operating net income (2)	6,525	8,726

Average shareholders’ equity (3)	$327,895	$306,510
Less: Average other comprehensive income (loss)	219	1,557

Adjusted average shareholders’ equity	327,676	304,953

Diluted weighted average common shares	18,709,166	19,320,655

Return on average equity (4)	8.1%	14.7%
Operating return on average equity (2)	8.0%	11.5%
Diluted earnings per common share	$0.35	$0.58
Operating earnings per common share (2)	$0.35	$0.45

(1)	The tax effect of net realized capital gains is calculated assuming an annual tax rate of 35% plus the change in valuation allowance for deferred taxes.
(2)	Operating net income, operating return on average equity and operating earnings per share are non-GAAP financial measures, and management believes that investor’s understanding of core operating performance is enhanced by AMERISAFE’s disclosure of these financial measures.
(3)	Average shareholders’ equity is calculated by taking the average of the beginning and ending shareholders’ equity.
(4)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity.

Conference Call Information

AMERISAFE has scheduled a conference call for May 3, 2011, at 10:30 a.m. Eastern Time. To participate in the conference call dial 480-629-9818 at least 10 minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through May 10, 2011. To access the replay, dial 303-590-3030 and use the pass code 4430703#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 60 days at http://www.amerisafe.com.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking and agriculture. AMERISAFE actively markets workers’ compensation insurance in 33 states and the District of Columbia.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from the results expressed or implied in these statements as the results of risks, uncertainties and other factors including, but not limited to, the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2010. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

- Tables to follow -

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands)

	Three Months Ended March 31,
	2011	2010
	(unaudited)
Revenues:
Gross premiums written	$71,359	$61,091
Ceded premiums written	(3,582)	(4,639)

Net premiums written	$67,777	$56,452

Net premiums earned	$60,089	$55,058
Net investment income	6,546	6,540
Net realized gains on investments	103	2,552
Fee and other income	221	232

Total revenues	66,959	64,382

Expenses:
Loss and loss adjustment expenses incurred	44,176	37,627
Underwriting and other operating costs	14,563	12,497
Interest expense	379	375
Policyholder dividends	355	264

Total expenses	59,473	50,763

Income before taxes	7,486	13,619
Income tax expense	859	2,342

Net income	$6,627	$11,277

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2011	2010
	(unaudited)
Basic EPS:
Net income	$6,627	$11,277

Basic weighted average common shares	18,232,600	18,888,356
Basic earnings per share	$0.36	$0.60

Diluted EPS:
Net income	$6,627	$11,277

Diluted weighted average common shares:
Weighted average common shares	18,232,600	18,888,356
Stock options	468,679	428,177
Restricted stock	7,887	4,122

Diluted weighted average common shares	18,709,166	19,320,655

Diluted earnings per common share	$0.35	$0.58

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2011	2010
	(unaudited)
Assets
Investments	$772,059	$765,537
Cash and cash equivalents	52,202	60,966
Amounts recoverable from reinsurers	95,453	95,133
Premiums receivable, net	133,300	122,618
Deferred income taxes	32,790	31,512
Deferred policy acquisition costs	18,299	17,400
Deferred charges	3,050	2,936
Other assets	32,005	32,032

	$1,139,158	$1,128,134

Liabilities and shareholders’ equity
Liabilities:
Reserves for loss and loss adjustment expenses	$532,142	$532,204
Unearned premiums	119,182	111,494
Insurance-related assessments	34,891	33,898
Subordinated debt securities	36,090	36,090
Other liabilities	86,286	89,225

Total shareholders’ equity	330,567	325,223

Total liabilities and shareholders’ equity	$1,139,158	$1,128,134

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